Exhibit 2.1
                                 THIRD AMENDMENT
                                     to the
                      AGREEMENT AND PLAN OF REORGANIZATION




         This is the Third Amendment, dated as of June 29, 2001, to the Agreement and Plan of Reorganization (this "Amendment") by and among Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation ("Acquisition Sub"), and Chadmoore Wireless Group, Inc., a Colorado corporation ("Chadmoore").

         In consideration of the mutual covenants of this Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

         1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization, dated as of August 21, 2000 and as amended August 31, 2000 and February 20, 2001, by and among Nextel, Acquisition Sub and Chadmoore (together, the "Agreement").

         2. Recital A of the Agreement is hereby amended to delete the number $160,000,000 in the fourth line thereof and insert its place the number $130,000,000.

         3. Section 1.04 of the Agreement is hereby amended to read in its entirety as follows:

         Section 1.04      Purchase Price; Adjustments.

         (a) As the purchase price for the Assets, Acquisition Sub will, concurrent with the Closing, assume the Assumed Liabilities and, subject to Subsections 1.04(b), and (c), cause to be issued to Chadmoore that number of Nextel Shares equal to an aggregate of $130,000,000 (subject to adjustment in accordance with Sections 1.05 and 1.06) (as so adjusted, the "Adjusted Enterprise Value") divided by the Nextel Closing Price (the "Purchase Price").

         (b) If the Nextel Closing Price is less than or equal to $10.00 per share, then, at Nextel's election, but subject to Subsection 1.04(c), Acquisition Sub will cause to be delivered and paid to Chadmoore, concurrent with Closing and in lieu of the Nextel Shares to have been issued pursuant to Subsection 1.04(a), cash in the amount of the Adjusted Enterprise Value.

         (c) If Nextel makes the election contemplated by Section 1.04(b), then Chadmoore will have the right to require that Nextel, concurrent with the Closing and in lieu of the cash to have been paid to Chadmoore pursuant to Section 1.04(b), deliver to


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                  Chadmoore that number of Nextel Shares that equals the
                  Adjusted Enterprise Value divided by $10.00.

         (d) For purposes of this Agreement, the "Nextel Closing Price" per share of Nextel common stock shall be the average of the daily closing price per share for each of the twenty (20) consecutive Trading Days immediately prior to the Closing Date. If the Nextel Closing Price per share is determined during a period following the announcement by Nextel of (i) a dividend or distribution on Nextel Shares payable in Nextel Share or securities convertible into Nextel Shares or (ii) any subdivision, reverse stock split or comparable reclassification of Nextel Share, and prior to the expiration of the requisite twenty (20) Trading Day period after the dividend date for the ex-dividend or distribution, or the record date for the subdivision, reverse stock split or comparable reclassification, then in each such case, the Nextel Closing Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each Trading Day shall be the last sale price, or, in case no sale takes place on such day, the average of the closing bid and ask prices, in either case, as reported by The Nasdaq National Market.

         4. Section 1.05(a) of the Agreement is hereby amended to delete the number $5,200,000 in the second line thereof and insert in its place the number $4,225,000.

         5. Schedule 1.05 of the Agreement is hereby amended to read in its entirety as set forth on Schedule 1.05 attached hereto.

         6. The last sentence of Section 1.06 of the Agreement is hereby amended to read in its entirety as follows:

                  An amount equal to the Funding Adjustment shall be subtracted from $130,000,000 (as adjusted pursuant to Section 1.05) to determine the Adjusted Enterprise Value.

         7. New Sections 2.28, 2.29 and 2.30 are hereby added to the Agreement to read in their entirety as follows:

         Section 2.28      Capital Stock.

         (a) The entire authorized capital stock of Chadmoore consists solely of 100,000,000 shares of Chadmoore common stock, par value $0.001 per share ("Chadmoore Common Stock"), of which 45,700,172 shares are issued and 45,700,172 are outstanding as of the date of this Agreement, and 40,000,000 shares of preferred stock, par value $.001 per share, of which 10,119,614 shares of Series C Preferred Stock, par value $.001 per share ("Chadmoore Class C Preferred Stock") are issued or outstanding.

         (b) Except as set forth on Schedule 2.28, none of the capital stock or other securities of Chadmoore is entitled or subject to preemptive rights.



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         Section 2.29 Warrants and Options. Chadmoore has set forth on Schedule
2.29 all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which Chadmoore was obligated as of the date hereof to issue, transfer, deliver or sell shares of Chadmoore Common Stock (including, the (i) exercise or purchase price, (ii) date of grant, (iii) amount of grant and (iv) holder of each such warrant, option, subscription, convertible instrument or agreement set forth thereon). Except as set forth on Schedule 2.29, as of the date hereof, there were no commitments or obligations of Chadmoore, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of Chadmoore Common Stock or other securities of Chadmoore.

         Section 2.30 Securities Delivery Obligation. Except as set forth on
Schedule 2.30, Chadmoore is not party to any warrant, option, subscription or other convertible instrument or agreement pursuant to which Nextel and its subsidiaries (including their respective affiliates), as a successor entity to Chadmoore or otherwise, would be obligated to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement Nextel Shares, securities or assets.

         8. New Sections 4.15, 4.16, 4.17 and 4.18 are hereby added to the Agreement to read in their entirety as follows:

         Section 4.15 Warrants. Chadmoore and its Subsidiaries shall use their reasonable best efforts to amend any warrant, option, subscription or other convertible instrument or agreement to which they are a party (including, without limitation, those agreements and instruments set forth on Schedule 2.30) such that Nextel and its subsidiaries (including their respective affiliates) will not be obligated, as a successor entity to Chadmoore or otherwise, to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement any Nextel Shares, securities or assets.

         Section 4.16 Rule 145. It shall be a condition to the transfer of any Nextel Shares received by Chadmoore to any Person (other than its equity holders pro rata based on their respective interests) that such Person delivers to Nextel a written agreement substantially in the form attached hereto as Annex A.

         Section 4.17 Barclays' Indebtedness. Chadmoore and its Subsidiaries shall use their reasonable best efforts to amend the Subordinated Credit Agreement, dated as of August 31, 2000, among Barclays Bank PLC ("Barclays") and Chadmoore and its Subsidiaries (the "Credit Agreement"), such that the maximum amount that Barclays is committed to fund under the Credit Agreement is reduced to an aggregate amount equal to $30,900,000.

         Section 4.18. Barclays' Letter of Credit. In accordance with the letter, dated as of June 29, 2001, among Nextel, Chadmoore and GATX Capital Corporation ("GATX") relating to the issuance of a Letter of Credit, dated as of June 29, 2001, by Barclays in favor of GATX (the "Letter of Credit"), Chadmoore shall fulfill its obligations under the letter dated even date herewith from Chadmoore and GATX to Nextel.



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         9.       Subsection 7.03(c) of the Agreement is hereby amended to read in its entirety as follows:

                  (c) The Purchase Price in either (i) the certificates representing the Nextel Shares, or (ii) cash in immediately available funds by bank wire transfer (each (i) and (ii) in accordance with Section 1.4 and as adjusted pursuant to
                  Article 1);

         10. Section 8.02 is hereby amended to add the following clause immediately following Subsection 8.02(j):

                  (k) Chadmoore shall have obtained amendments of any warrant, option, subscription or other convertible instrument or agreement to which Chadmoore and its Subsidiaries are a party (including, without limitation, those agreements and instruments set forth on Schedule 2.30) such that Nextel and its subsidiaries (including their respective affiliates) will not be obligated, as a successor entity to Chadmoore or otherwise, to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement any Nextel Shares, securities or assets.

         11. Subsection 9.01(c)(iv) of the Agreement is hereby deleted in its entirety.

         12. Subsection 9.01(d) of the Agreement is hereby amended to delete the date December 31, 20001 in the first line thereof and insert in its place the date March 31, 2002.

         13. Subsection 10.02(a) of the Agreement is hereby amended to delete the name Thomas J. Sidman in the fifth line thereof and insert in its place the name Leonard J. Kennedy.

         14. Except as stated herein, the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement and this Amendment.

         15. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                                   * * * * * *








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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


                                                NEXTEL COMMUNICATIONS, INC


                                                By:  -----------------------
                                                     Title:
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                                                NEXTEL FINANCE COMPANY


                                                By:  -----------------------
                                                     Title:
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                                                CHADMOORE WIRELESS GROUP, INC.


                                                By:  -----------------------
                                                     Title:
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